EXHIBIT 10.6

Deborah Wintner
Interim Chief Human Resources Officer
Stanley Black & Decker
January 19, 2023

Patrick Hallinan

Dear Pat,

I am pleased to offer you the position of Executive Vice President, Chief Financial Officer at Stanley Black & Decker, Inc. (the “Company”). Your appointment is subject to approval by the Company’s Board of Directors (the “Board”) and your compensation package as outlined herein is subject to approval of the Compensation and Talent Development Committee of the Board (the “Compensation Committee”). This is a full time, salaried exempt position. You will report directly to Don Allan, President & CEO.

Your annual base salary (the “Base Salary”) will be $800,000, less applicable taxes, deductions and withholdings. The Base Salary will be paid in accordance with the Company’s normal monthly payroll practices.

TARGETED START DATE: Your anticipated start date is to be determined. The finalization of your start date will be determined once the contingencies in this offer have been satisfactorily met and arrangements are made with your current employer.

SIGN-ON BONUS: On joining the company, you will receive a one-time sign-on bonus of $350,000. Please note all applicable taxes and withholdings will apply to this bonus payment. If, within two years of the date you commence work for Stanley Black & Decker, you voluntarily terminate your employment, or your employment is terminated by the company for violation of company rules, or misconduct, you shall repay to the company the full gross amount of this sign-on bonus at the time of such termination.

ANNUAL BONUS INCENTIVE: You will participate in the Corporate Management Incentive Compensation Program per the terms and conditions of the plan. Your 2023 target bonus is 100% of your base salary with a 50% threshold and 200% maximum of your base salary, payable by March 15th following each MICP plan year. You will receive a full year 2023 MICP bonus to the extent earned based upon business performance in relation to the Corporate metrics. MICP participants are required to sign and return a restrictive covenant agreement, which is attached to this offer letter.

LONG-TERM INCENTIVES:

As part of your annual compensation package, you will be eligible to participate in the Annual Long-Term Incentive Program pursuant to the Company’s 2022 Omnibus Award Plan or a successor thereto.

2023 Equity Grant: Within 7 days of your start date, you will receive $3,650,000 of equity grants (as determined for financial reporting purposes), expected to be comprised of a mix of 50% Performance Share Units (LTIP PSUs), 25% Stock Options and 25% Restricted Stock Units (RSUs). The Stock Option and RSU grants will vest 1/3 per year over three years. The 2023-2025 LTIP PSU program is tied to specific corporate goals over the Program’s three-year measurement period. Shares will be delivered after the completion of the three-year performance period to the extent that the performance goals are achieved.

Annual Equity Grant: Equity grants are typically made in February of each year. For your February 2024 grant, you will receive $3,650,000 of equity grants (as determined for financial reporting purposes), expected to be comprised of a mix of 50% Performance Share Units (LTIP PSUs), 25% Stock Options and 25% Restricted Stock Units (RSUs). The Stock Option and RSU grants will typically vest 1/3 per year over three years. The 2024-2026 LTIP PSU program is tied to specific corporate goals over the Program’s three-year measurement period. Shares will be delivered after the completion of the three-year performance period to the extent that the performance goals are achieved.

One-Time Equity Incentive: In addition to the standard equity grants, you will also receive a one-time RSU grant within 7 days of your start date. The grant will have a fair value of $2,650,000 and will vest 1/3 on each anniversary of the grant date.

Long-term incentive grants are subject to review and approval by the Board of Directors.

RELOCATION: You will be eligible for the Guaranteed Buy Out Relocation Policy as described in the enclosed materials when you are ready to relocate. As part of this program, you will receive a moving allowance of $5,000 to cover incidental moving expenses once you have moved. To be eligible for any relocation benefit you must first sign the Relocation Expense Agreement, which can be found on the last page of the enclosed Relocation Policy. No relocation benefit will be provided until the Company has received your signed Relocation Expense Agreement.

MONTHLY TRAVEL STIPEND: The Company will confer with you in determining an appropriate monthly travel stipend, which shall be subject to applicable payroll deductions and tax withholdings, to cover travel expenses in connection with your travel between your residence in Illinois and the Company’s offices (the “Travel Stipend”) for up to 18 months, which will cease once you have relocated. The amount of this Travel Stipend is expected to be subject to periodic review. The Travel Stipend payments are subject to you being actively employed and in good standing with the Company on the date of each payment, and will discontinue if your employment is terminated for any reason. The Travel Stipend is not part of your Base Salary and as a result, it will not be considered in the calculation of MICP or any other applicable incentives or benefits, nor can the Travel Stipend be contributed to a retirement account.

BENEFITS: You are eligible for 4 weeks of Paid Time Off (PTO) and 5 weeks after 3 years of service. PTO is subject to the terms of the corporate policy. You will be eligible to enroll for medical, dental, vision, flexible spending accounts, group legal, disability and life insurance coverage effective on the first of the month following your date of hire. A benefits guide is enclosed with this offer letter.

You will become eligible for the Stanley Black & Decker Retirement Account Plan (“RAP”) on the first of the month following your date of hire, subject to limitations under the Internal Revenue Code and regulations. The RAP offers a 401K savings vehicle with a competitive fund line-up, to which you can defer on a pre-tax, Roth or after-tax basis, with a company match of 50% on employee pre-tax or Roth contributions of up to 7% of your pay. In addition, the RAP provides a Core allocation into an account for you, regardless of your own contributions. Stanley Black & Decker will make a quarterly Core allocation to your account of 6% of your pay based on your age (2% to age 39, 4% ages 40-54, and 6% age 55 and above). Beginning in 2024 you will be eligible to make elective deferrals (to obtain the company match benefit) in the Stanley Black & Decker Supplemental Retirement Account Plan (“SRAP”) which is a non- qualified deferred compensation plan providing benefits that mirror the RAP. While your current year compensation in excess of the IRS limit for the RAP will be eligible for the company Core contribution within the SRAP from your start date, due to IRS deferred compensation rules it is not possible for you to make elective deferrals to the SRAP until 2024.

Through the Company’s Employee Stock Purchase Program (ESPP), you may be eligible to purchase company stock up to 15% of your base pay annually (capped at $21,250), at a minimum of 15% below the market price. Annual enrollment occurs once a year, mid-November to mid-February. You must have 90 days of employment prior to the close of the annual enrollment period to be eligible to enroll. The annual enrollment period is announced mid- November of each year.

PERQUISITES: You will be eligible for the following perquisites as described in the enclosed Executive Perquisites Booklet.

SBD Company Products: You are eligible to receive up to $5,000 per year in SBD Company products (at standard cost).

Executive Life Insurance Program: Death benefit of 3X base salary, and retirement cash funding if at the time of termination, you have 10 years of service and are age 55 or older.

Executive Long-Term Disability Insurance: Monthly LTD Benefit for qualifying disabilities equal to up to 60% of Monthly Earnings (a maximum of $35,000 monthly).

Executive Physical Program: An annual comprehensive medical examination and appropriate screening with an annual allowance up to $5,000.

Executive Financial and Estate Planning Program: Financial planning services with a professional of your choice with an annual allowance up to $15,000.

STOCK OWNERSHIP, CHANGE IN CONTROL, AND SEPARATION: As an Executive Officer, you will be subject to the attached Stock Ownership Guidelines. The ownership target of Company stock is five times your base salary.

Shortly after you join the Company, subject to board approval, we expect to execute a Change in Control agreement that will provide you with a 2.5x total cash benefit (base salary + average 3-year bonus) upon a double trigger event (i.e., Change in Control and involuntary termination).

In the event the Company terminates your employment involuntarily, in the absence of your violation of Company rules or misconduct, you will be entitled to one year of base salary as severance during which time life, health and welfare benefits shall continue as if you were actively employed, whereas disability coverage, as well as certain voluntary and retirement benefits, will cease upon termination. In addition, you would receive a pro-rated annual bonus payout, to the extent earned in relation to the performance metrics, based on the number of complete months of your active service during the year of any such involuntary termination without cause.

OTHER: Please be aware that your employment at Stanley Black & Decker will be strictly on an “at-will” basis and as such is terminable by either the Company or you at any time and for any reason. Stanley Black & Decker does not recognize any contract of employment in the U.S. unless it is reduced to writing and signed by an Officer of Stanley Black & Decker. Specific terms and conditions of the various benefits are governed by program documents and policies, which are subject to periodic update.

Commencing employment is contingent upon successful:

1.Submission of completed Pre-Employment forms, including the Invention and Confidentiality Agreement;
2.Evidence of your authorization to legally work in the U.S. in accordance with Immigration and Naturalization Act (Form I-9);
3.Return of the signed MICP Restrictive Covenant Agreement
4.Return of the signed Made in the USA Acknowledgement Agreement

We are delighted that you will be joining Stanley Black & Decker! There’s a lot of exciting work to be done and we know that you’ll make a great contribution to our success. If you have any questions, please do not hesitate to call me at _____________.

Sincerely,

/s/ Deborah Wintner

Deborah Wintner
Interim Chief Human Resources Officer

I,     hereby accept the offer of employment as presented above on this

(print name)
     day of      2023. I understand that this letter sets forth the entire agreement between myself and Stanley Black & Decker, Inc. regarding my offer of employment, including the sections pertaining to the Sign-On Bonus and Relocation payments which state I shall repay the Company the full gross amount of such payments if, within two years of the date of my start date (in the case of the Sign-On Bonus) or relocation, I voluntarily terminate my employment, or my employment is terminated by the Company for violation of Company rules, or misconduct, and fully supersedes any other agreements, understandings, or promises from any representative of the Company.

Signature: /s/ Patrick Hallinan

Enclosures: New Hire Form; Invention and Confidentiality Agreement; Benefits Guide; Restrictive Covenant; Made in the USA Acknowledgement Form; Executive Perquisites Booklet; Relocation Policy, Stock Ownership Guidelines

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